Exhibit 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular on Form 1-A POS, as it may be amended, of our Independent Auditor’s Report dated May 24, 2017, relating to the consolidated balance sheets of Sagoon, Inc. and subsidiary as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for years then ended, and the related notes to the consolidated financial statements.

/s/ Artesian CPA, LLC

Denver, CO

July 19, 2017

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com